Exhibit 99.2


                                ESCROW AGREEMENT

     This Escrow Agreement, dated as of _____________ __, 2003 (this "Agreement"), is by and among IPORUSSIA, Inc., a Delaware corporation (the "Company"), and North Fork Bank, a New York banking corporation (the "Escrow Agent").

     WHEREAS, the Company is offering up to 3.0 million shares of its common stock, par value $.0001 per share (the "Shares"), pursuant to a prospectus, dated ________ __, 2003 (the "Prospectus"), forming a part of the Registration Statement on Form SB-2 (Registration Number 333-98247), as amended, filed by the Company with the United States Securities and Exchange Commission (the "SEC") and declared effective by the SEC on ___________ __, 2003;

     WHEREAS, pursuant to the Prospectus, the Company is offering for sale, on a self-underwritten, best efforts 500,000 Shares minimum (the "Minimum Offering"),
3.0 million Shares maximum (the "Maximum Offering") basis, which Shares are being offered and shall be sold, at a purchase price of $1.00 per Share (the "Purchase Price") (the "Offering");

     WHEREAS, the Purchase Price may be paid in the form of cash or check;

     WHEREAS, pursuant to the Prospectus, the proceeds to the Company from the sale of the Shares are to be held in escrow pending the Company's receipt of subscriptions from subscribers for Shares (each a "Subscriber"), acceptable to the Company in the Company's sole discretion (each a "Subscription"), until the expiration of the Offering Period as hereafter defined; and

     WHEREAS, the Prospectus contemplates that the Escrow Agent will serve as escrow agent on the terms and subject to the conditions provided in this Agreement,

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

     1. The Company hereby appoints the Escrow Agent as the Company's agent and custodian for the purposes of this Agreement, and the Escrow Agent accepts such appointment, each upon the terms and subject to the conditions set forth in this Agreement.

     2. Establishment of Escrow Account: Prior to the commencement of the Offering Period, the Company shall establish, and by execution of this Agreement hereby agrees to establish, with the Escrow Agent an interest-bearing account at the branch of the Escrow Agent located at 155 East Main Street, Huntington, New York 11743 (the "Branch"), which escrow account shall be entitled, "For the Benefit of IPORUSSIA" (the "Escrow Account").


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     3. Deposits into the Escrow Account: All Subscribers' checks will be made payable to "NORTH FORK BANK, as escrow agent for IPORUSSIA." The checks received from prospective purchasers of the Subscriptions may be delivered to an Account Representative at the Branch for deposit into the Escrow Account. The Escrow Agent is not obligated to, but may refuse to accept deposits not accompanied by a Subscription containing the name, address and taxpayer identification number of each prospective purchaser and the Purchase Price of the Subscriptions subscribed for by such purchaser.

     4. Escrow Period: The Offering shall expire 90 days from the date of this Agreement, unless extended for an additional period of up to 90 days at the sole discretion of the Company and upon at least two (2) business days written notice to the Escrow Agent. (Such initial or extended period is hereinafter referred to as the "Offering Period.")

     5. During the Offering Period:

        (a) The Escrow Agent shall, upon receipt of a Subscription, together with the related Purchase Price therefor, telecopy a copy of the Subscription to the Company.

        (b) The Company shall review the Subscription and, if acceptable, deliver a fully executed copy (which may be a telecopy) of the Subscription to the Escrow Agent, at which time the Escrow Agent shall deposit the related Purchase Price of said Subscription in the Escrow Account.

        (c) In the event the Escrow Agent does not receive a fully executed copy of the Subscription pursuant to section 5(b) of this Agreement prior to the close of business on the third business day (days other than a Saturday or Sunday or other day on which the Escrow Agent is not open for business in the State of New York) following the business day on which it forwarded a copy of the Subscription to the Company pursuant to section 5(a) of this Agreement, the Escrow Agent shall return the Subscription and the Purchase Price to the Subscriber.

        (d) Following receipt during the Offering Period of funds representing the aggregate Purchase Price for at least the Minimum Offering (i.e., $500,000.00) related to Subscriptions that are accepted by the Company (the "Minimum Offering Proceeds") promptly deliver written notice to the Company by telecopy confirming the Escrow Agent's receipt of such Minimum Offering Proceeds.

        (e) The Escrow Agent shall maintain the accepted Subscriptions and a complete record of (i) the name, address and taxpayer identifying number of each Subscriber, (ii) the number of Shares subscribed for by such Subscriber, as acceptable to the Company, (iii) the Purchase Price received from each Subscriber and (iv) the form of payment of such Purchase Price.

     6 The Escrow Agent shall deliver the Minimum Offering Proceeds, with interest, as follows:

        (a) To the Company (or in accordance with the Company's written instructions), with the interest earned thereon, promptly following the Escrow Agent's having



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received the Minimum Offering Proceeds during the Offering Period; however, in no event shall the Escrow Agent make a distribution under this section 6(a) until the said sum of $500,000.00 is available in cleared funds; or

        (b) To the applicable Subscriber (in the amount received from such Subscriber when tendering the Subscriber's Subscription, with the interest earned on the amount received from such Subscriber), promptly in the event that the Minimum Offering Proceeds are not received by the Escrow Agent on or prior to the termination of the Offering Period; however, in no event shall the Escrow Agent refund any part of the interest earned of a prospective purchaser's subscription deposit until such time as the Escrow Agent has received an appropriate W-9 Form from such prospective purchaser.

        (c) Notwithstanding the foregoing, the distribution of funds pursuant to sections 6(a) and (b) shall not occur until the later of: (i) 3 business days from the last day of the Offering Period, or (ii) the date on which said funds have cleared.

     7. In the event that the Minimum Offering Proceeds are disbursed to the Company in accordance with section 6(a) of this Agreement, the Escrow Agent shall deposit any additional funds representing Subscriptions acceptable to the Company that the Escrow Agent receives and shall disburse such funds in accordance with the written instructions of the Company.

     8. Upon the disbursement of the funds in the Escrow Account pursuant to this Agreement, the Escrow Agent will have no further responsibility with respect to this Agreement. In this regard, it is expressly agreed and understood that in no event shall the aggregate amount of payments made by the Escrow Agent exceed the amount of the funds in the Escrow Account.

     9. The Escrow Agent hereby accepts its obligations under this Agreement, and represents and warrants that the Escrow Agent has the power and legal authority to enter into this Agreement and to perform the Escrow Agent's obligations under this Agreement. The Escrow Agent covenants and agrees that all property held by the Escrow Agent pursuant to this Agreement shall be identified as being held in escrow in connection with this Agreement. The Escrow Agent further covenants and agrees that all documents and records with respect to the matters subject to and transactions contemplated by this Agreement will be available, upon reasonable written notice, for examination by the Company, the SEC or any state "blue sky" securities authorities.

     10. For its services hereunder, the Escrow Agent shall be entitled to receive from the Company: (a) a fee of $3,000.00, upon the execution and delivery of this Agreement, and (b) reimbursement for any reasonable expenses incurred by the Escrow Agent hereunder. The Escrow Agent shall not have a lien upon, or any other right whatsoever to payment from, the property held by the Escrow Agent pursuant to this Agreement, for or on account of such right to payment and reimbursement or otherwise.



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     11. The parties hereto, for themselves, their successors and assigns, do hereby acknowledge and agree that:

        (a) This Escrow Agreement expressly sets forth all the duties and obligations of the Escrow Agent with respect to any and all matters pertinent to this Agreement, the Escrow Agent shall not have any duties or responsibilities except as expressly set forth in this Agreement and no implied duties or obligations shall be read into this Agreement against the Escrow Agent;

        (b) The Escrow Agent shall be under no duty or obligation to enforce the collection of any check, draft or other instrument for the payment of money delivered to it hereunder, but the Escrow Agent, within a reasonable time, shall return to the Subscriber any check, draft or other instrument received which is dishonored, together with the Subscription;

        (c) The Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the funds in the Account or any part thereof or to file any financing statement under the Uniform Commercial Code with respect to the funds in the Account or any part thereof.

        (d) The Escrow Agent does not have any interest in the amounts deposited hereunder but is serving as escrow holder only and having only possession thereof;

        (e) Any payments of income from this Agreement shall be subject to withholding regulations then in force with respect to United States taxes;

        (f) The Escrow Agent shall not have any investment responsibility with respect to funds held under this Agreement;

        (g) The Escrow Agent shall not be responsible for the identity, authority or rights of any person, firm or corporation executing or delivering or purporting to execute or deliver this Agreement or any document or amount deposited hereunder or any endorsement thereon or assignment thereof;

        (h) The Escrow Agent shall not be responsible for the sufficiency, genuineness or validity of, or title to, any document, instrument or amount deposited or to be deposited with it pursuant to this Agreement;

        (i) The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties and the Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document;

        (j) The Escrow Agent shall not have any duty to preserve rights against any parties with respect to any funds held by the Escrow Agent pursuant to this Agreement, whether or not the Escrow Agent has or is deemed to have knowledge or notice of such matters;



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        (k) The Escrow Agent shall not be liable for any action taken in accordance with the terms of this Agreement, including, without limitation, any release of amounts held by the Escrow Agent pursuant to this Agreement;

        (l) The Escrow Agent's duties hereunder are purely ministerial in nature and the Escrow Agent shall not be liable or responsible for any act it may do or omit except to the extent a court of competent jurisdiction located within the State of New York determines its actions or inactions constituted gross negligence or willful misconduct, and in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action;

        (m) The Escrow Agent shall not be required to institute legal proceedings of any kind and shall not be required to defend any legal proceedings which may be instituted against it in respect of the subject matter of this Agreement and the instructions set forth herein, unless requested to do so and indemnified to its satisfaction against the cost and expense of such defense;

        (n) In case any funds held by the Escrow Agent hereunder shall be attached, garnished or levied upon under any order of court, or the delivery thereof shall be stayed or enjoined by any order of court, or any other writ, order, judgment or decree shall be entered or issued by any court affecting such property, or any part thereof, or any act of the Escrow Agent, the Escrow Agent is hereby expressly authorized, in its sole discretion and notwithstanding anything in this Agreement to the contrary, to obey and comply with all writs, orders, judgments or decrees so entered or issued, whether with or without jurisdiction and, in case the Escrow Agent obeys and complies with any such writ, order, judgment or decree, it shall not be liable to any of the parties hereto, their affiliates, principals, successors or assigns, or to any other person, firm or corporation, by reason of such compliance notwithstanding that such writ, order, judgment or decree may subsequently be reversed, modified, annulled, set aside or vacated; and

        (o) The Escrow Agent may employ agents, attorneys and accountants in connection with its duties hereunder and shall not be liable for any action taken or omitted in good faith in accordance with the advice of counsel, accountants or other skilled persons at the sole expense of the Company.

     12. In the event of any disagreement between the Company and the Subscribers, or any other person, or any of them, resulting in an adverse claim to funds held by the Escrow Agent pursuant to this Agreement, the Escrow Agent shall be entitled, at the Escrow Agent's sole option, to refuse to comply with any such claim and shall not be liable for damages or interest to any such person or persons for its failure to comply with such adverse claims, and the Escrow Agent shall be entitled to continue to so refrain until:

        (a) the rights of the adverse claimants shall have been finally adjudicated by a court of competent jurisdiction; or

        (b) all differences shall have been adjusted by agreement and the Escrow Agent shall have been notified of such in a writing signed by all interested persons.



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        In the event of such disagreement, the Escrow Agent, in the Escrow
Agent's sole discretion, may file a suit in interpleader for the purpose of having the respective rights of the claimants of such funds or other property adjudicated at the sole expense of the Company.

     13. The Company agrees to indemnify the Escrow Agent, and hold the Escrow Agent harmless, from and against any and all claims, costs, expenses, demands, judgments, losses, damages and liabilities (including, without limitation. reasonable attorneys' fees and expenses) arising out of or in connection with this Agreement, including, without limitation, any fees related to actions taken by the Escrow Agent pursuant to sections 11(l), 11(o), 12 and 13 of this Agreement, except such as may be caused by the gross negligence of the Escrow Agent.

     14. The Escrow Agent may at any time resign by giving prior written notice of such resignation to the Company. The Escrow Agent shall not be discharged from its duties and obligations under this Agreement until a successor escrow agent shall have been designated by the Company and such successor escrow agent shall have executed and delivered an escrow agreement in substantially the form of this Agreement, and all property then held by the Escrow Agent pursuant to this Agreement shall have been delivered to such successor escrow agent.

     15. The term of this Agreement shall commence as of the date of this Agreement and shall terminate upon the earliest to occur of the following:

        (a) disbursement of all amounts held by the Escrow Agent pursuant to section 6 of this Agreement and satisfaction of the Escrow Agent's other duties and responsibilities under this Agreement;

        (b) the appointment of, and acceptance of such appointment by, the successor escrow agent under section 14.

     16. Except as otherwise specifically provided elsewhere in this Agreement, all requests, demands, notices and other communications required or otherwise given under this Agreement shall be sufficiently given if in writing and (a) delivered by hand against written receipt therefor, (b) forwarded by nationally recognized overnight courier requiring acknowledgment of receipt, (c) mailed by registered or certified mail, return receipt requested addressed or (d) telecopy with electronic confirmation, in each case with delivery charges prepaid, as follows:

          If to the Company, to:

                   IPORUSSIA, Inc.
                   12 Tompkins Avenue
                   Jericho, NY  11753
                   Telecopy:  516-681-3900




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          with a copy (except that no copy of any communication pursuant to section 5 of this Agreement need be given) to:

                   Jenkens & Gilchrist Parker Chapin LLP
                   The Chrysler Building
                   405 Lexington Avenue
                   New York, NY  10174
                   Attention:  Richard A. Rubin, Esq.
                   Telecopy:  212-704-6288


          if to the Escrow Agent, to:

                   North Fork Bank, as Escrow Agent
                   155 East Main Street
                   Huntington, New York 11743
                   Attention:  Madeline A. Lombardi
                   Telecopy:  (631) 549-9003

          with a copy (except that no copy of any communication pursuant to section 5 of this Agreement need be given) to:

                   North Fork Bank
                   275 Broad Hollow Road
                   Melville, NY  11747

                   Attention:  The Office of the General Counsel
                   Telecopy:  (631) 844-0241

or, in the case of any of the parties hereto, at such other address as such party shall have furnished in writing, in accordance with this section, to the other party to this Agreement. Each such request, demand, notice or other communication shall be deemed given (x) on the date of delivery by hand, (y) on the first business day following the date of delivery to the nationally recognized overnight courier or (z) three business days following mailing by registered or certified mail.

     17. This Agreement shall be binding and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement is intended or shall be construed to give any other person any right, remedy or claim under, in or with respect to this Agreement or any funds held pursuant to this Agreement, except as specifically set forth in this Agreement.

     18. This Agreement shall be governed by, and be construed and interpreted in accordance with, the internal laws of the State of New York.




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     19. This Agreement may be entered into in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       IPORUSSIA, INC.

                                       By:
                                          --------------------------------------
                                           Leonard W. Suroff
                                           Secretary and Treasurer



                                       NORTH FORK BANK

                                       By:
                                          --------------------------------------
                                           Name:
                                           Title:




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